Exhibit 4.1

AMENDMENT NO. 4 TO CREDIT AGREEMENT AND INCREMENTAL ASSUMPTION AGREEMENT

This AMENDMENT NO. 4 TO CREDIT AGREEMENT AND INCREMENTAL ASSUMPTION AGREEMENT (this “Agreement”), dated as of August 6, 2025, is made by and among Adtalem Global Education Inc., a Delaware corporation (the “Borrower”), the Loan Parties party hereto, Morgan Stanley Senior Funding, Inc. (“MSSF”), as Administrative Agent, Issuing Bank and Swingline Lender under the Existing Credit Agreement (as defined below), each other Issuing Bank party hereto, the 2025 Refinancing Revolving Facility Lenders (as defined below) and the 2025 Incremental Revolving Facility Lenders (as defined below).

PRELIMINARY STATEMENTS:

(1)The Borrower, the Lenders and Issuing Banks party thereto from time to time and MSSF, as Administrative Agent, Collateral Agent and Swingline Lender, are party to that certain Credit Agreement, dated as of August 12, 2021 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of June 27, 2023, as further amended by that certain Amendment No. 2 to Credit Agreement, dated as of January 26, 2024, as further amended by that certain Amendment No. 3 to Credit Agreement, dated as of August 21, 2024, and as further amended, restated, amended and restated, supplemented, or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

(2)The Borrower has requested that the 2025 Incremental Revolving Facility Lenders provide $100,000,000 of 2025 Incremental Revolving Facility Commitments (as defined below) in accordance with Section 2.21(a) of the Existing Credit Agreement.

(3)The Borrower has requested that, immediately following the incurrence of the 2025 Incremental Revolving Facility Commitments, the 2025 Refinancing Revolving Facility Lenders agree to refinance and replace all of the outstanding Revolving Facility Commitments and 2025 Incremental Revolving Facility Commitments (collectively, the “Existing Revolving Facility Commitments”) with the 2025 Refinancing Revolving Facility Commitments (as defined below) on substantially the same terms and conditions as the outstanding Existing Revolving Facility Commitments, except as set forth herein, in accordance with Section 2.21(l) of the Existing Credit Agreement.

(4) With respect to this Agreement, MSSF, Truist Securities, Inc., MUFG Bank, LTD. and US Bank National Association will act as joint lead arrangers and joint bookrunners (in such capacities, the “2025 Revolving Facility Arrangers”), Keybanc Capital Markets Inc., Associated Bank, N.A., Barclays Bank PLC, Fifth Third Bank, National Association and The Northern Trust Company will act as syndication agents and PNC Bank, National Association and Valley National Bank will act as documentation agents.

(5)Each Lender that executes and delivers a signature page to this Agreement as a “2025 Refinancing Revolving Facility Lender” will be deemed (i) to have agreed to the terms of this Agreement and the Amended Credit Agreement and (ii) to have agreed to exchange its Existing Revolving Facility Commitments for 2025 Refinancing Revolving Facility Commitments in the amount set forth on Schedule 1 hereto.

(6)The Administrative Agent, the Borrower, the other Loan Parties party hereto and the 2025 Refinancing Revolving Facility Lenders desire to memorialize the terms of this Agreement and to make certain other changes set forth herein by amending, in accordance with Sections 10.08(b) and (e) of the Existing Credit Agreement, the Existing Credit Agreement as set forth below.

(7)Pursuant to Section 10.08(e) of the Existing Credit Agreement, the Borrower and the Administrative Agent have agreed to amend Section 10.08(b)(iv)(1) of the Existing Credit Agreement to cure an ambiguity, omission, defect or inconsistency.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

section 1.Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement. In addition, as used in this Agreement, the following terms have the meanings specified:

“2025 Incremental Revolving Facility Commitment” shall mean, with respect to each 2025 Incremental Revolving Facility Lender, the Incremental Revolving Commitment of such 2025 Incremental Revolving Facility Lender to the Borrower on the Amendment No. 4 Effective Date. The amount of each 2025 Incremental Revolving Facility Lender’s 2025 Incremental Revolving Facility Commitment as of the Amendment No. 4 Effective Date is set forth on Schedule 1 hereto. The aggregate amount of the 2025 Incremental Revolving Facility Commitments as of the Amendment No. 4 Effective Date is $100,000,000.

“2025 Incremental Revolving Facility Lenders” shall mean, collectively, the financial institutions set forth on Schedule 1 hereto with a 2025 Incremental Revolving Facility Commitment on the Amendment No. 4 Effective Date.

“2025 Refinancing Revolving Facility Commitment” shall mean, with respect to each 2025 Refinancing Revolving Facility Lender, the Commitment of such 2025 Refinancing Revolving Facility Lender to make 2025 Refinancing Revolving Facility Loans to the Borrower on and after the Amendment No. 4 Effective Date until the Revolving Facility Maturity Date. The amount of each 2025 Refinancing Revolving Facility Lender’s 2025 Refinancing Revolving Facility Commitment as of the Amendment No. 4 Effective Date is set forth on Schedule 1 hereto. The aggregate amount of the 2025 Refinancing Revolving Facility Commitments as of the Amendment No. 4 Effective date is $500,000,000.

“2025 Refinancing Revolving Facility Loans” shall mean a Revolving Facility Loan that is made pursuant to Section 3 of this Agreement and the terms and conditions set forth in the Existing Credit Agreement.

“2025 Refinancing Revolving Facility Lenders” shall mean, collectively, the financial institutions set forth on Schedule 1 hereto with a 2025 Refinancing Revolving Facility Commitment on the Amendment No. 4 Effective Date.

“2025 Revolving Facility Lenders” shall mean, collectively, the 2025 Incremental Revolving Facility Lenders and the 2025 Refinancing Revolving Facility Lenders.

section 2. 2025 Incremental Revolving Facility Commitments. Subject to the terms and conditions set forth herein and in the Existing Credit Agreement, each 2025 Incremental Revolving Facility Lender agrees to make 2025 Incremental Revolving Facility Commitments to the Borrower on the Amendment No. 4 Effective Date in an aggregate principal amount equal to the amount set forth under “2025 Incremental Revolving Commitment Amount” opposite such 2025 Incremental Revolving Facility Lender’s name on Schedule I hereto.
section 3. 2025 Refinancing Revolving Facility Commitments. Subject to the terms and conditions set forth herein and in the Existing Credit Agreement, (i) immediately after the 2025 Incremental Revolving Facility Commitments are made pursuant to Section 2 above, each 2025 Refinancing Revolving Facility Lender agrees to make 2025 Refinancing Revolving Facility Commitments available to the Borrower on the Amendment No. 4 Effective Date in an aggregate principal amount equal to the amount set forth under the “2025 Refinancing Revolving Commitment Amount” opposite such 2025 Refinancing Revolving Facility Lender’s name on Schedule I hereto and (ii) immediately upon the making of such 2025 Refinancing Revolving Facility Commitments pursuant to the foregoing clause (i), all of the Existing Revolving Facility Commitments shall automatically terminate in full. From and after the Amendment No. 4 Effective Date, each reference to a “Revolving Facility Loan” or “Revolving Facility Commitment” in the Amended Credit Agreement shall be deemed to include the 2025 Refinancing Revolving Facility Loans and the 2025 Refinancing Revolving Facility Commitments, as applicable, and related terms will have correlative meaning mutatis mutandis (in each case, unless context otherwise requires).
section 4.Amendments to Credit Agreement. Effective as of the Amendment No. 4 Effective Date:
(i)the following terms are amended and restated in their entirety or are hereby incorporated as a defined term in the Amended Credit Agreement in the appropriate alphabetical order as follows:

“2025 Refinancing Revolving Facility Commitment” shall mean, with respect to each 2025 Refinancing Revolving Facility Lender, the Commitment of such 2025 Refinancing Revolving Facility Lender to make 2025 Refinancing Revolving Facility Loans to the Borrower on and after the Amendment No. 4 Effective Date until the Revolving Facility Maturity Date. The amount of each 2025 Refinancing Revolving Facility Lender’s 2025 Refinancing Revolving Facility Commitment as of the Amendment No. 4 Effective Date is set forth on Schedule 1 to Amendment No. 4.  The aggregate amount of the 2025 Refinancing Revolving Facility Commitments as of the Amendment No. 4 Effective date is $500,000,000.

“2025 Refinancing Revolving Facility Lenders” shall mean, collectively, the financial institutions set forth on Schedule 1 to Amendment No. 4 with a 2025 Refinancing Revolving Facility Commitment.

“2025 Refinancing Revolving Facility Loan” shall mean a Loan made by a 2025 Refinancing Revolving Facility Lender pursuant to Section 2.01(b).

“Amendment No. 4” shall mean that certain Amendment No. 4 to Credit Agreement and Incremental Assumption Agreement, dated as of August 6, 2025, by and among the Borrower, the Loan Parties party thereto, the 2025 Refinancing Revolving Facility Lenders party thereto and the Administrative Agent.

“Amendment No. 4 Effective Date” shall mean August 6, 2025.

“Applicable Margin” shall mean for any day (i) with respect to any 2024 Second Repricing Term Loan on and after the Amendment No. 3 Effective Date, 2.75% per annum in the case of any Term SOFR Loan and 1.75% per annum in the case of any ABR Loan, (ii) with respect to any 2025 Refinancing Revolving Facility Loan on and after the Amendment No. 4 Effective Date, 2.25% per annum in the case of any Term SOFR Loan, Eurocurrency Loan, Alternate Currency Loan or RFR Loan and 1.25% per annum in the case of any ABR Loan; provided, however, that on and after the first Adjustment Date occurring after delivery of the financial statements and certificates required by Section 5.04 upon the completion of the first full fiscal quarter of the Borrower ending after the Amendment No. 4 Effective Date, the “Applicable Margin” with respect to the 2025 Refinancing Revolving Facility Loans will be determined pursuant to the Pricing Grid, and (iii) with respect to any Other Term Loan or Other Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement relating thereto.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capitalized Lease Obligations, Indebtedness for borrowed money, purchase money Indebtedness and any guarantees with respect to any of the foregoing of the Borrower and its Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.

“Defaulting Lender” shall mean, subject to Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder (unless such Lender has delivered to the Administrative Agent and the Borrower within such two (2) Business Day period a notice identifying which conditions precedent to funding were not satisfied and the Event of Default (if any) associated therewith) or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Swingline Lender, Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Issuing Bank” shall mean (i) Morgan Stanley Bank, N.A., Truist Bank, MUFG Bank, Ltd., U.S. Bank National Association, KeyBank National Association, Associated Bank, N.A., Barclays Bank PLC, Fifth Third Bank, National Association, The Northern Trust Company, PNC Bank, National Association and Valley National Bank and (ii) each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05. The amount of each Lender’s Letter of Credit Commitment as of the Amendment No. 4 Effective Date is set forth on Schedule 1 to Amendment No. 4. No Issuing Bank shall be required to issue Letters of Credit in an amount in excess of its Letter of Credit Commitment

“Letter of Credit Sublimit” shall mean the aggregate Letter of Credit Commitments of the Issuing Banks, in an amount not to exceed $500,000,000 (or the equivalent thereof in an Alternate Currency) or such larger amount not to exceed the Revolving Facility Commitment as the Administrative Agent and the applicable Issuing Bank may agree.

“Loan Documents” shall mean (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement, (v) the Intercreditor Agreement, (vi) any First Lien/Second Lien Intercreditor Agreement, (vii) any Note issued under Section 2.09(e), (viii) the Letters of Credit, (ix) Amendment No. 1, (x) Amendment No. 2, (xi) Amendment No. 3, and (xii) Amendment No. 4.

“Material Intellectual Property” shall mean any intellectual property that is material to the operation of the business of the Borrower and their respective Subsidiaries, taken as a whole.

“Pricing Grid” shall mean, from and after the first Adjustment Date occurring after delivery of the financial statements and certificates required by Section 5.04 upon the completion of the first full fiscal quarter of the Borrower ending after the Amendment No. 4 Effective Date, with respect to the 2025 Refinancing Revolving Facility Loans, the per annum rates set forth in the table below:

Net First Lien Leverage Ratio	Applicable Margin for ABR 2025 Refinancing Revolving Facility Loans	Applicable Margin for Term SOFR 2025 Refinancing Revolving Facility Loans, Eurocurrency Revolving Loans, Alternate Currency Loans and RFR Loans
Greater than or equal to 2.23:1.00	2.00%	3.00%
Less than 2.23:1.00 but greater than or equal to 1.73:1.00	1.75%	2.75%
Less than 1.73:1.00 but greater than or equal to 1.23:1.00	1.50%	2.50%
Less than 1:23:1.00	1.25%	2.25%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Net First Lien Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 5.04 for each fiscal quarter beginning with the first full fiscal quarter of the Borrower ended after the Closing Date, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required Lenders, until the date that is three Business Days after the date on which such financial statements are delivered, the pricing level that is one pricing level higher than the pricing level theretofore in effect shall apply as of the first Business Day after the date on which such financial statements were to have been delivered but were not delivered. Each determination of the Net First Lien Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.11.

“Revolving Facility Maturity Date” shall mean, as the context may require, (a) with respect to the 2025 Revolving Refinancing Facility Commitments, August 6, 2030; provided that, if the First Lien Notes or the Term Loans have not been refinanced, redeemed or repaid in full prior to the date that is 91 days prior to the applicable stated maturity date thereof, the 2025 Refinancing Revolving Facility Commitments shall mature on such date and (b) with respect to any other Classes of Revolving Facility Commitments, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.

“Term SOFR Adjustment” shall mean a percentage equal to 0.00%.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Borrower identified on Schedule 1.01(E), (2) any other Subsidiary of the Borrower, whether now owned or acquired or created after the Closing Date, that is designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance with the Financial Covenant as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made under Section 6.04, (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04 and (e) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under (A) the First Lien Note Documents, (B) any indenture or credit agreement in respect of Permitted Refinancing Indebtedness with respect to the First Lien Notes constituting Material Indebtedness or (C) any indenture or credit agreement in respect of any Junior Financing constituting Material Indebtedness; provided further that notwithstanding anything in this Agreement to the contrary, at no time may any Unrestricted Subsidiary own or exclusively license or have exclusive rights in any Material Intellectual Property; provided that, for the avoidance of doubt, the restriction set forth in the preceding proviso shall not restrict any Unrestricted Subsidiary from holding a non-exclusive license in Material Intellectual Property; and (3) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i).

(ii)clause (e) of the definition of “Excluded Securities” is hereby amended and restated in its entirety as follows:

(e)any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent that (A) a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09(c) (other than, in the case of this subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirements of Law), (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder (other than, in the case of other contractual obligations referred to in subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirements of Law); provided, the Equity Interests of any Wholly Owned Subsidiary shall not constitute Excluded Equity Interests solely on the basis of such Subsidiary becoming a non-Wholly Owned Subsidiary unless the transaction by which such Subsidiary became a non-Wholly Owned Subsidiary complied with Section 10.18(b);

(iii) Section 2.05(a) is hereby amended by adding the following proviso at the end of the first sentence thereof:

“; provided, further, that no Issuing Bank shall be obligated to issue Letters of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, the issuance of such Letter of Credit would violate any Requirements of Law binding upon such Issuing Bank or the issuance of the Letter of Credit would violate one or more policies or procedures of such Issuing Bank applicable to letters of credit generally that are customary for the industry”;

(iv) Section 10.08(b)(iv)(1) is hereby amended and restated in its entirety as follows:

“the provisions of Section 2.18 or 8.02 in a manner that would by its terms alter the pro rata sharing or application of payments required thereby or”.

(v) the first sentence of Section 10.15(a) is hereby amended and restated in its entirety as follows:

“The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding (whether in tort, law or equity) may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court”; and

(vi) Section 10.16 is hereby amended by adding the following paragraph after the last paragraph thereof:

“For the avoidance of doubt, nothing in the preceding paragraph shall prohibit any person from voluntarily disclosing or providing any information within the scope of the referenced confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in such confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.”

section 5.Use of Proceeds. The Borrower shall use the proceeds of the 2025 Refinancing Revolving Facility Commitments to (i) refinance and replace all of the outstanding Existing Revolving Facility Commitments under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement and (ii) after the Amendment No. 4 Effective Date, for general corporate purposes and for any other purpose not prohibited by the Amended Credit Agreement.
section 6.Representations and Warranties. Each Loan Party represents and warrants that:
(a)it has the corporate or other organizational power and authority to execute, deliver and perform this Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement;
(b)it has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding agreement of it in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) and similar principles, rights and defenses under the laws of the relevant jurisdiction; and
(c)the representations and warranties made by each Loan Party set forth in Article III of the Existing Credit Agreement or in any other Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Amendment No. 4 Effective Date with the same effect as though made on and as of such date, except to the extent such representation or warranty expressly relates to an earlier date in which case such representations and warranties are true and correct in all material respects as of (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.
section 7.Conditions to Effectiveness on the Amendment No. 4 Effective Date. This Agreement shall become effective on and as of the first Business Day (such date, the “Amendment No. 4 Effective Date”) on which the following conditions shall have been satisfied:
(a)the Administrative Agent (or its counsel) shall have received counterparts of this Agreement, duly executed and delivered by (i) the Administrative Agent, the Swingline Lender and

each Issuing Bank, (ii) the 2025 Revolving Facility Lenders and (iii) the Borrower and each Guarantor;
(b)the Administrative Agent shall have received a customary opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, special New York and Delaware counsel for the Loan Parties and (ii) in house counsel of the Loan Parties serving as General Counsel or Corporate Secretary, in each case, dated as of the Amendment No. 4 Effective Date, addressed to the Administrative Agent and the 2025 Revolving Facility Lenders in form and substance substantially consistent with those delivered in connection with Amendment No. 3 or otherwise reasonably acceptable to the Administrative Agent;
(c)no Default or Event of Default shall have occurred and be continuing as of the Amendment No. 4 Effective Date or immediately after giving effect to the transactions contemplated herein;
(d)each of the representations and warranties set forth in Section 6 of this Agreement shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Amendment No. 4 Effective Date;
(e)the Administrative Agent shall have received a certificate of the secretary or assistant secretary (or equivalent officer) on behalf of each Loan Party, dated the Amendment No. 4 Effective Date, certifying (i) that either (1) attached thereto is a true and complete copy of the organizational documents of such Loan Party and, with respect to the articles or certificate of incorporation or organization (or similar document) certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, or (2) the organizational documents of such Loan Party, copies of which were previously delivered and certified to the Administrative Agent on the Closing Date, as applicable, remain in full force and effect and have not been modified or amended in any manner since the delivery thereof, (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Amendment No. 4 Effective Date, and (iii) either (1) as to the incumbency and specimen signature of each officer or authorized person executing this Agreement or any other Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer or authorized person as to the incumbency and specimen signature of the officer or authorized person executing the certificate in this clause (f)) or (2) that the officers of such Loan Party most recently certified to the Administrative Agent remain so authorized and continue to hold the offices previously identified;
(f)the Administrative Agent shall have received a certificate dated the Amendment No. 4 Effective Date and signed by a Responsible Officer of the Borrower, confirming that the conditions set forth in Sections 7(c) and (d) of this Agreement have been satisfied;
(g)the 2025 Revolving Facility Lenders, the 2025 Revolving Facility Arrangers and the Administrative Agent shall have received the fees in the amounts previously agreed in writing by the Borrower and the 2025 Revolving Facility Lenders, the 2025 Revolving Facility Arrangers and/or the Administrative Agent, as applicable, due and payable to them on or prior to the

Amendment No. 4 Effective Date, including, to the extent invoiced, reimbursement for all reasonable and documented out-of-pocket costs and expenses required to be paid or reimbursed under Section 10.05 of the Existing Credit Agreement for which invoices have been received by the Borrower at least three (3) Business Days (or such shorter period as reasonably acceptable to the Borrower) in advance of the Amendment No. 4 Effective Date;
(h)the Borrower shall have paid to the Administrative Agent, for the ratable account of each Revolving Facility Lender immediately prior to the Amendment No. 4 Effective Date, all accrued and unpaid interest and undrawn commitment fees and other amounts accrued and unpaid on the Existing Revolving Facility Commitments to, but not including, the Amendment No. 4 Effective Date;
(i)the Administrative Agent shall have received a notice of refinancing with respect to the Existing Revolving Facility Commitments at least five (5) Business Days (or such shorter period as agreed to by the Administrative Agent) prior to the Amendment No. 4 Effective Date; and
(j)so long as reasonably requested in writing by the Administrative Agent or any of the 2025 Revolving Facility Arrangers at least ten (10) Business Days prior to the Amendment No. 4 Effective Date, the Administrative Agent and the 2025 Revolving Facility Arrangers shall have received prior to the Amendment No. 4 Effective Date, all documentation and other information with respect to the Loan Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

section 8.Reaffirmation. By signing this Agreement, the Borrower and each Loan Party party hereto hereby confirms that the obligations of the Loan Parties under the Existing Credit Agreement as modified or supplemented hereby and the other Loan Documents (i) are entitled to the benefits of the guarantees and the security interests set forth or created in the Amended Credit Agreement, the Security Documents and the other Loan Documents, and (ii) notwithstanding the effectiveness of the terms hereof, the Security Documents and the other Loan Documents, are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects. Each Loan Party ratifies and confirms that all Liens granted, conveyed, or assigned to the Collateral Agent by such Person pursuant to any Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations as modified hereby, subject to Section 5.10 of the Existing Credit Agreement. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations (which, for the avoidance of doubt, include the Obligations in respect of the 2025 Refinancing Revolving Facility Loans incurred under this Agreement) of the Loan Parties under the Loan Documents, in each case, as amended by this Agreement.
section 9.Reference to and Effect on the Loan Documents.  (a) On and after the Amendment No. 4 Effective Date, each reference in the Amended Credit Agreement to “hereunder”, “hereof”, “Agreement”, “this Agreement” or words of like import and each reference in the other Loan Documents to “Credit Agreement”, “Credit Agreement”, “thereunder”, “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Amended Credit Agreement. From and after the Amendment No. 4 Effective Date, this Agreement shall be a Loan Document under the Existing Credit Agreement and the Amended Credit Agreement.
(b)The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
(c)The 2025 Refinancing Revolving Facility Lenders shall constitute a “Lender”, the 2025 Refinancing Revolving Facility Loans shall constitute “Revolving Facility Loans” and “Loans” and the “2025 Refinancing Revolving Facility Commitments” shall constitute “Revolving Facility Commitments” and “Commitments”, in each case, for all purposes of the Amended Credit Agreement and the other Loan Documents. The 2025 Refinancing Revolving Facility Loans shall be on the terms contemplated hereby and by the Amended Credit Agreement.
section 10.Execution in Counterparts; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (PDF or TIFF format) shall be effective as delivery of a manually executed counterpart of this Agreement. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each of the parties hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in such party’s constitutive documents. The words

“execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
section 11.Amendments; Headings; Severability. This Agreement may not be amended nor may any provision hereof be waived except in accordance with Section 10.08 of the Amended Credit Agreement. The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting this Agreement. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
section 12.Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction. Each party agrees that the terms and provisions of Section 10.15 the Existing Credit Agreement are incorporated by reference herein and apply mutatis mutandis to all of the activities in connection with this Agreement and each party hereto shall be bound thereby with respect to this Agreement, the performance of services hereunder and the transactions contemplated hereby.
section 13.WAIVER OF JURY TRIAL.  Section 10.11 of the Existing Credit Agreement is hereby incorporated mutatis mutandis.

section 14.No Novation. This Agreement shall not extinguish any obligations for the payment of money outstanding under the Existing Credit Agreement other than the Existing Revolving Facility Commitments, or discharge or release the Lien or priority of any Security Document or any other security therefor, and nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or instruments securing the same, which shall remain in full force and effect, except, in each case, to the extent modified hereby or by instruments executed concurrently herewith and except to the extent repaid as provided herein. Nothing implied in this Agreement or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties under any Loan Document from any of its obligations and liabilities as a borrower, guarantor or pledgor under any of the Loan Documents, other than with respect to the obligations in respect of the Existing Revolving Facility Commitments as set forth herein.
section 15.Notices. All notices hereunder shall be given in accordance with the provisions of Section 10.01 of the Amended Credit Agreement. The parties hereto hereby waive any notice periods that may have otherwise been applicable with respect to termination of the Existing Revolving Facility Commitments.
section 16.Lead Arranger. Morgan Stanley Senior Funding, Inc. has acted as “lead left” arranger in connection with this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ADTALEM GLOBAL EDUCATION INC., as Borrower

By:  /s/ Robert J. Phelan
Name: Robert J. Phelan
Title: Senior Vice President and Chief Financial Officer

CHAMBERLAIN COLLEGE OF NURSING AND HEALTH SCIENCES, LLC., as a Guarantor

By:  /s/ Keith Borchers
Name: Keith Borchers
Title: Vice President and Chief Financial Officer

CHAMBERLAIN UNIVERSITY LLC, as a Guarantor

By: /s/ Keith Borchers Name: Keith BorchersTitle: Vice President and Chief Financial Officer

ADTALEM GLOBAL HEALTH, INC., as a Guarantor

By:  /s/ Robert J. Phelan
Name: Robert J. Phelan
Title: Vice President and Chief Financial Officer

ROSS UNIVERSITY SERVICES, INC., as a Guarantor

By:  /s/ Manjunath Gangadharan
Name: Manjunath Gangadharan
Title: Treasurer

[Signature Page to Amendment No. 4 to Credit Agreement and Incremental Assumption Agreement]

INTERNATIONAL EDUCATION HOLDINGS, INC., as a Guarantor

By:/s/ Manjunath Gangadharan Name: Manjunath GangadharanTitle: Treasurer

WALDEN E-LEARNING, LLC, as a Guarantor

By:  /s/ Robert J. Phelan
Name: Robert J. Phelan
Title: Vice President and Chief Financial Officer

WALDEN UNIVERSITY, LLC, as a Guarantor

By:  /s/ Roger McKinney
Name: Roger McKinney
Title: Vice President and Chief Financial Officer

ADTALEM CANADA LLC, as a Guarantor

BY: ADTALEM GLOBAL EDUCATION INC., as its sole member

By:  /s/ Robert J. Phelan
Name: Robert J. Phelan
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Amendment No. 4 to Credit Agreement and Incremental Assumption Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:  /s/ Steven DiMilia
Name: Steven DiMilia
Title: Authorized Signatory

[Signature Page to Amendment No. 4 to Credit Agreement and Incremental Assumption Agreement]

MORGAN STANLEY BANK, N.A.,

2025 Refinancing Revolving Facility Lender, Swingline

Lender and Issuing Bank

By:  /s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Amendment No. 4 to Credit Agreement and Incremental Assumption Agreement]

TRUIST BANK,

as an Issuing Bank, a 2025 Refinancing Revolving

Facility Lender and a 2025 Incremental Revolving

Facility Lender

By:  /s/ Troy R. Weaver
Name: Troy R. Weaver
Title: Managing Director

[Signature Page to Amendment No. 4 to Credit Agreement and Incremental Assumption Agreement]

MUFG BANK, LTD.,

as an Issuing Bank and a 2025 Refinancing Revolving

Facility Lender

By:  /s/ John Ryan
Name: John Ryan
Title: Vice President

[Signature Page to Amendment No. 4 to Credit Agreement and Incremental Assumption Agreement]

U.S. BANK NATIONAL ASSOCIATION,

as an Issuing Bank, a 2025 Refinancing Revolving

Facility Lender and a 2025 Incremental Revolving Facility Lender

By:  /s/ Thomas Trost
Name: Thomas Trost
Title: Vice President

[Signature Page to Amendment No. 4 to Credit Agreement and Incremental Assumption Agreement]

KEYBANK NATIONAL ASSOCIATION,

as an Issuing Bank, a 2025 Refinancing Revolving

Facility Lender and a 2025 Incremental Revolving Facility Lender

By:  /s/ Sara M. Yeagley
Name: Sara M. Yeagley
Title: Vice President

[Signature Page to Amendment No. 4 to Credit Agreement and Incremental Assumption Agreement]

ASSOCIATED BANK, N.A.,

as an Issuing Bank, a 2025 Refinancing Revolving

Facility Lender and a 2025 Incremental Revolving Facility Lender

By:  /s/ Drew Lear
Name: Drew Lear
Title: Senior Vice President

[Signature Page to Amendment No. 4 to Credit Agreement and Incremental Assumption Agreement]

BARCLAYS BANK PLC,

as an Issuing Bank and a 2025 Refinancing Revolving

Facility Lender

By:  /s/ Adam W. Schroeder
Name: Adam E. Schroeder
Title: Vice President

[Signature Page to Amendment No. 4 to Credit Agreement and Incremental Assumption Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as an Issuing Bank, a 2025 Refinancing Revolving

Facility Lender and a 2025 Incremental Revolving Facility Lender

By:  /s/ Daniel Johnston
Name: Daniel Johnston
Title: SVP

[Signature Page to Amendment No. 4 to Credit Agreement and Incremental Assumption Agreement]

THE NORTHERN TRUST COMPANY,

as an Issuing Bank and a 2025 Refinancing Revolving

Facility Lender

By:  /s/ Lisa DeCristofaro
Name: Lisa DeCristofaro
Title: SVP

[Signature Page to Amendment No. 4 to Credit Agreement and Incremental Assumption Agreement]

PNC BANK, NATIONAL ASSOCATION,

as an Issuing Bank, a 2025 Refinancing Revolving Facility Lender and a 2025 Incremental Revolving

Facility Lender

By:  /s/ Robert G. Stevens
Name: Robert G. Stevens
Title: Vice President

[Signature Page to Amendment No. 4 to Credit Agreement and Incremental Assumption Agreement]

VALLEY NATIONAL BANK,

as an Issuing Bank, a 2025 Refinancing Revolving Facility Lender and a 2025 Incremental Revolving

Facility Lender

By:  /s/ Phillip McCauley
Name: Phillip McCauley
Title: Senior Vice President

[Signature Page to Amendment No. 4 to Credit Agreement and Incremental Assumption Agreement]

SCHEDULE 1

Commitments

2025 Incremental Revolving Facility Lenders	2025 Incremental Revolving Facility Commitment Amount	2025 Incremental Revolving Facility Commitment Percentage
Truist Bank	$31,553,398.06	31.55%
U.S. Bank National Association	$31,553,398.06	31.55%
KeyBank National Association	$19,417,475.73	19.42%
Associated Bank, N.A.	$2,427,184.47	2.43%
Fifth Third Bank, National Association	$485,436.89	0.49%
PNC Bank, National Association	$4,854,368.93	4.85%
Valley National Bank	$9,708,737.86	9.71%
Total:	$100,000,000	100.00%

2025 Refinancing Revolving Facility Lenders	2025 Refinancing Revolving Facility Commitment Amount	Letter of Credit Commitment	2025 Refinancing Revolving Facility Commitment Percentage/ Letter of Credit Commitment Percentage
Morgan Stanley Bank, N.A.	$65,000,000	$65,000,000	13%
Truist Bank	$65,000,000	$65,000,000	13%
MUFG Bank, Ltd.	$65,000,000	$65,000,000	13%
U.S. Bank National Association	$65,000,000	$65,000,000	13%
KeyBank National Association	$40,000,000	$40,000,000	8%

Associated Bank, N.A.	$40,000,000	$40,000,000	8%
Barclays Bank PLC	$40,000,000	$40,000,000	8%
Fifth Third Bank, National Association	$40,000,000	$40,000,000	8%
The Northern Trust Company	$40,000,000	$40,000,000	8%
PNC Bank, National Association	$20,000,000	$20,000,000	4%
Valley National Bank	$20,000,000	$20,000,000	4%
Total:	$500,000,000	$500,000,000	100.00%